Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-To-Date June
Net Income–As Reported (See Notes)	2023	2022	2023	2022
Traditional Electric Operating Companies	$823	$1,036	$1,433	$1,811
Southern Power	85	98	187	170
Southern Company Gas	85	115	393	433
Total	993	1,249	2,013	2,414
Parent Company and Other	(155)	(142)	(313)	(275)
Net Income–As Reported	$838	$1,107	$1,700	$2,139

Basic Earnings Per Share[1]	$0.77	$1.04	$1.56	$2.01
Average Shares Outstanding (in millions)	1,092	1,065	1,092	1,064
End of Period Shares Outstanding (in millions)			1,091	1,063

Non-GAAP Financial Measures	Three Months Ended June		Year-To-Date June
Net Income–Excluding Items (See Notes)	2023	2022	2023	2022
Net Income–As Reported	$838	$1,107	$1,700	$2,139
Less:
Estimated Loss on Plants Under Construction[2]	(3)	(54)	(4)	(55)
Tax Impact	1	13	1	13
Acquisition and Disposition Impacts	—	5	—	5
Tax Impact	—	(1)	—	(1)
Loss on Extinguishment of Debt[3]	—	—	(5)	—
Tax Impact	—	—	1	—
Estimated Loss on Qualifying Infrastructure Plant[4]	(38)	—	(38)	—
Tax Impact	10	—	10	—
Net Income–Excluding Items	$868	$1,144	$1,735	$2,177

Basic Earnings Per Share–Excluding Items	$0.79	$1.07	$1.59	$2.05
- See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.76 and $1.55 for the three and six months ended June 30, 2023, respectively, and was $1.03 and $2.00 for the three and six months ended June 30, 2022, respectively.
(2)Earnings for the three and six months ended June 30, 2022 include a charge of $52 million pre tax ($39 million after tax) for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and six months ended June 30, 2023 and 2022 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025.
(3)Earnings for the six months ended June 30, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(4)Earnings for the three and six months ended June 30, 2023 include a charge of $38 million pre tax ($28 million after tax) for an estimated loss at Southern Company Gas associated with an Illinois Commerce Commission disallowance related to its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas for calendar year 2019 under the QIP Rider, or Investing in Illinois, program. Further charges may occur; however, the amount and timing of any such charges are uncertain.